Press Release

FOR IMMEDIATE RELEASE
Contact:
Doug Farrell
Vice President of Investor Relations
408-731-5285

Affymetrix Announces Update Regarding Stock Option Grants

Santa Clara, Calif. – August 17, 2006 – Affymetrix, Inc. (Nasdaq: AFFX) announced it will request a hearing before the NASDAQ Listing Qualifications Panel (the “Panel”) in response to the receipt of a NASDAQ Staff Determination letter today indicating that the Company is not in compliance with the filing requirements for continued listing as set forth in Marketplace Rule 4310(c)(14). As anticipated, the letter was issued in accordance with NASDAQ procedures due to the delayed filing of the Company’s Form 10-Q for the quarter ended June 30, 2006. Pending a decision by the Panel, Affymetrix shares will remain listed on the NASDAQ Stock Market.

On August 9, 2006, the Company announced that as a result of its previously announced internal review into historical stock option granting practices, Affymetrix will restate its financial statements for certain options granted between 1997 and 1999. As previously announced, the Company expects to file restated financial statements for the affected periods with the Securities and Exchange Commission during the current quarter.

About Affymetrix

Affymetrix scientists invented the world’s first high-density microarray in 1989 and began selling the first commercial microarray in 1994. Since then, Affymetrix GeneChip® technology has become the industry standard in molecular biology research. Affymetrix technology is used by the world’s top pharmaceutical, diagnostic and biotechnology companies as well as leading academic, government and not-for-profit research institutes. More than 1,400 systems have been installed around the world and nearly 4,000 peer-reviewed papers have been published using the technology. Affymetrix’ patented photolithographic manufacturing process provides the most information capacity available today on an array, enabling researchers to use a whole-genome approach to analyzing the relationship between genetics and health. Affymetrix is headquartered in Santa Clara, Calif., with manufacturing facilities in Sacramento, Calif., and Bedford, Mass. The Company maintains important sales and marketing operations in Europe and Asia and has about 1,100 employees worldwide. For more information about Affymetrix, please visit the Company’s website at www.affymetrix.com.

All statements in this press release that are not historical are "forward-looking statements" under the federal securities laws. Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including but not limited to the risk that further review of the Company’s financial reporting for prior periods will require further restatement, and the other risk factors discussed in Affymetrix' Form 10-K for the year ended December 31, 2005 and other SEC reports, including its Form 10-Q reports for subsequent periods. Affymetrix expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Affymetrix' expectations or any change in events, conditions, or circumstances on which any such statements are based.